Exhibit 99.1

Poniard Pharmaceuticals Announces Initiation of Picoplatin
Phase 2 Trial in First-line Treatment of Hormone Refractory Prostate Cancer in
Combination with Docetaxel and Prednisone

South San Francisco, Calif. (July 31, 2007) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced the initiation of a Phase 2 trial of intravenous picoplatin in combination with docetaxel (Taxotere®) and prednisone in patients with metastatic hormone refractory prostate cancer (HRPC).  Picoplatin, the Company’s lead product candidate, is a new generation platinum chemotherapy agent designed to overcome platinum resistance and to prolong the time to relapse after chemotherapy in the treatment of solid tumors, and to have an improved safety profile compared with existing platinum-based chemotherapeutics.

“Poniard’s goal with the initiation of this Phase 2 clinical study in prostate cancer is to generate proof-of-concept data demonstrating that picoplatin has improved efficacy in combination with docetaxel and prednisone compared with docetaxel and prednisone alone,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “If successful, this study would support additional randomized clinical trials in prostate cancer or other solid tumors where platinum and taxane chemotherapy combinations are used, such as the treatment of non-small cell lung cancer and ovarian cancer.”

Picoplatin is also being studied in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in small-cell lung cancer under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration.  This registrational trial is evaluating overall survival as the primary endpoint.  The Company is also conducting a Phase 1/2 clinical trial as a first-line treatment for metastatic colorectal cancer.

Phase 2 HRPC Study Design

This multi-center, open-label, single-arm trial of approximately 30 patients is designed to provide evidence of potential superior efficacy when picoplatin is administered with the recommended dose of docetaxel plus prednisone in the first-line setting.  This single-arm trial will examine 120 mg/m2 picoplatin in combination with 75 mg/m2 docetaxel administered once every three weeks with 10 mg prednisone daily. In addition to safety, the trial will evaluate overall survival, prostate specific antigen (PSA) response, tumor response, time to progression and progression free survival.  The Company will evaluate the data and determine if additional clinical trials in prostate cancer, or other tumors types, would be warranted.

Phase 1 HRPC Trial

The Phase 1 trial of picoplatin in chemotherapy naïve HRPC patients explored increasing doses of picoplatin in combination with 60 or 75 mg/m2 docetaxel administered every three weeks, with prednisone 10 mg daily.  Previous safety data was confirmed, showing that the picoplatin and docetaxel combination was well tolerated with no evidence of the neurotoxicity or kidney toxicity observed with other platinum-based chemotherapies in use for other solid tumors. Myelosuppression was the dose limiting toxicity.

About Prostate Cancer

Prostate cancer is the second most common type of cancer in men in the United States, after skin cancer, and the third leading cause of cancer death in men.  An estimated 218,890 new cases will occur in the United States in 2007, and about 1 in 35 men will die of the disease, according to the American Cancer Society.  In Europe, there are approximately 225,000 prostate cancer cases and 83,000 deaths annually, according to the International Agency for Research on Cancer’s GLOBOCAN 2002 database.

Prostate tumors that have stopped responding to hormone therapy or are growing despite the use of active hormone treatment strategies are characterized as hormone-refractory.  The next option to consider for these patients is chemotherapy.  Docetaxel, in combination with prednisone, was approved by the FDA in 2004 for the treatment of patients with hormone-refractory metastatic prostate cancer.  The majority (more than 80 percent) of newly diagnosed stage IV patients who fail hormone therapy are currently treated with docetaxel with prednisone.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Intravenous picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancer, and oral picoplatin is in a clinical trial in solid tumors.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development.  The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
7000 Shoreline Court, Suite 270
South San Francisco, CA  94080
206-286-2517
jrathbun@poniard.com

# # #